FOR IMMEDIATE RELEASE


                ARC COMMUNICATIONS ANNOUNCES LETTER OF INTENT TO
                    MERGE WITH WI-FI PROVIDER ROOMLINX, INC.

            - Mr. Peter A. Bordes to be Appointed Chairman and CEO -

TINTON FALLS, NJ - July 21, 2003 - ARC COMMUNICATIONS, INC. (OTCBB: ACOC) ("ARC"), a full service media and technology communications firm, announced today that it has entered into a Letter of Intent to merge with privately held RoomLinX, Inc., a leading provider of wireless fidelity ("Wi-Fi") high-speed Internet network solutions to the hospitality industry. As contemplated under the terms of the Letter of Intent, the transaction will involve a corporate name change, and a change in the overall strategic direction of the firm. Under the current capitalization structure, following the merger, Arc shares will be held 2/3 by RoomLinX shareholders and 1/3 by Arc shareholders. The merger is subject to a number of conditions, including execution of a definitive agreement. It is anticipated that the merger will close in the fourth quarter of 2003.

RoomLinX's fully supported networks allow hotel, conference facility, and other venue operators, to provide their guests with fast, reliable, and most importantly, easy to use Wi-Fi broadband access. RoomLinX currently provides services to hotels, convention centers, corporate apartments and special event participants throughout the US, Canada and UK. RoomLinX operates some of the largest Wi-Fi visitor based networks (VBN) in the Hospitality industry, serving such clients as Westin, Sheraton, Ian Schrager, Dolce International and Hampton Inn hotel chains. The firm has secured Wi-Fi service and support agreements for over 8,000 hotel rooms, generating approximately $1,500,000 in revenue in the past twelve months.

RoomLinX CEO Robert Lunde stated, "The merger with Arc Communications will better position RoomLinX to meet the evolving needs of our clients, leveraging our first class Wireless Internet access network to provide additional services and content via Wi-Fi". Mr. Lunde noted, "There are significant opportunities for RoomLinX to explore additional markets for its' services, and we plan on taking advantage of these new business opportunities".

Arc Communications Board of Directors has also approved the appointment of Peter
A. Bordes to the position of Board Chairman and CEO to take effect immediately. Mr. Bordes became a controlling shareholder of Arc in June 2002, and joined its Board in September 2002. He is an owner of Greater Media, Inc., a privately owned media conglomerate with leading radio and publishing properties in Boston, Philadelphia, Detroit and New Jersey. Mr. Bordes is also Chairman of Empire Media, a diversified media group with a focus on publishing, broadcasting



                                    - over -
and interactive media. He is an investor and advisor to a select group of traditional, new media and technology companies.

Mr. Bordes stated, "We are excited and pleased that RoomLinX, a leading provider of Wi-Fi network services, has agreed to a merger, providing Arc and its shareholders with access to a market that is experiencing exploding growth, one estimated to grow to a multi-billion dollar industry over the next few years. Upon closing the transaction, Arc will transform not only its name, but its strategic direction, focused on building a leading Wi-Fi content delivery platform for the hospitality and other complimentary industries."

Arc Communications, Inc. offers a full-range of high-tech communications products and services for clients. Information on Arc is available on its web site http://www.arcomm.com. In contemplation of the merger, Michael Rubel has resigned as a Director of Arc Communications, and will assume the role of General Manager of Arc's current business. Steven Meyer has resigned as President and CEO.

The information contained in this press release, including any ``forward-looking statements'' within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934 contained herein, should be reviewed in conjunction with the Company's Annual Report on Form 10-K and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth many risks and uncertainties related to the Company's business and such statements, including risks and uncertainties related to that are unpredictable and outside of the influence and/or control of the Company.


Contact:

Arc Communications, Inc.
Michael Rubel, 732-224-7988